Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-256781) of our report dated September 24, 2021, relating the financial statements of GoGreen Investments Corporation as of April 7, 2021 and for the period from March 17, 2021 (inception) through April 7, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York
September 24, 2021